                    [ROSENTHAL & ROSENTHAL INC. LETTERHEAD]

                                                October 12, 2005

Majesco Entertainment Company
160 Raritan Center Parkway
Edison, NJ 08837

Gentlemen:

     Reference is made to the Factoring Agreement entered into between us dated
April 24, 1989, as amended and/or supplemented (the "Factoring Agreement"). This will confirm that the Factoring Agreement is hereby amended, effective 10/17/05, as follows:

     Paragraphs 7(a)(b) and (c) are deleted in their entirety and the following are substituted in their place and stead:

     7. (a) The purchase price for each receivable shall be the invoice amount of the receivable, less returns (whenever made), less all selling discounts (at our option, calculated on shortest terms) and credits or deductions of any kind allowed or granted to or taken by the customer at any time, and less our commission provided for herein. No discount, credit or allowance with respect to the receivables shall be granted by you to any customer, and no return of goods shall be accepted by you without our prior written consent. A discount, credit or allowance may be claimed only by the customer. All amounts collected against the receivables shall be credited to your account adding four (4) banking days for collection and clearance of remittances.

        (b) If you require funds from time to time, we will advance to you, at our discretion, up to eighty percent (80%) of the net amount of receivables purchased by us and not as yet collected. You will be charged with interest on all sums paid, advanced or charged to you at a rate equal to eight and one quarter percent (8.25%) per annum upon the average daily debit cash balance in your account. The rates of interest and discount provided for in this paragraph
7 shall be increased or decreased by one quarter of one percent (1/4 of 1%) per annum for each increase or decrease respectively of one quarter of one percent
(1/4 of 1%) per annum that is hereafter made in the prime rate of JPMorgan Chase
Bank (the "Bank") as announced by the Bank from time to time ("Prime Rate"), such change to become effective when and as the Prime Rate shall change, provided that at no time shall such percentage interest or discount rate be less than 1.5% per annum above the Prime Rate. The Prime Rate may not be the lowest or best rate charged by the Bank. Notwithstanding the foregoing, in no event shall the rate of interest agreed to by or charged to you hereunder exceed the maximum rate of interest permitted to be so agreed or charged under the law of the jurisdiction whose laws are applicable to such rate of interest. We shall have the privilege of remitting to you at any time any amount standing to your credit on our books. Net credit cash balances arising from receivables and remaining in your favor shall earn interest at a rate equal to two and three quarters percent (2.75%) below the Prime Rate in effect from time to time, from the date such net cash credit balances arise until the dates of actual payment to you. The present Prime Rate is 6.75% per annum.

        (c) About fifteen (15) days after the end of each month, we will render to you a statement with respect to the receivables purchased by us during the previous month, together with advances and charges made to your account under this Agreement. In addition to any other amounts chargeable to your account, your account shall be charged with our expenses consisting of postage on invoices, bank wire and similar charges and in addition all expenses and costs from time to time hereafter incurred by us during the course of periodic examinations of your books and records, and operations, plus a per diem charge at our then standard rate per person, per day, for our examiners in the field and office. Our current standard rate is $850.00 per person, per day. We may, at our discretion, charge your account with a fee for all trial balances and sales summaries we prepare at your request. All statements, reports or accountings rendered or issued by us to you, including such trial balances and sales summaries, shall be deemed accepted and be finally conclusive and binding upon you unless you notify us to the contrary by registered or certified mail within thirty (30) days after the date such statement, report or accounting is sent to you.

     Except as hereinabove specifically set forth, the Factoring Agreement shall continue unmodified.

                                        Very truly yours,

                                        ROSENTHAL & ROSENTHAL, INC.

Agreed:                                 By: /s/ Jerry Sandak
                                           -----------------------------------
                                        Name:   Jerry Sandak
MAJESCO ENTERTAINMENT COMPANY           Title:  SR Exec VP

By: /s/ John Gross
   ------------------------
Name:   John Gross
Title:  CFO